Exhibit 10.3

EXECUTION COPY

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 17th day of March, 2008, by and between Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”) and Lee Shapiro (“Executive”).

RECITALS

WHEREAS, Company and Misys Healthcare Systems LLC have entered into an Agreement and Plan of Merger, dated as of March 17, 2008 (the “Merger Agreement”), pursuant to which (among other transactions contemplated in the Merger Agreement), at the “Effective Time” (as defined in the Merger Agreement), a subsidiary of Company shall be merged with and into Misys Healthcare Systems LLC (such merger, the “Merger”);

WHEREAS, Executive currently serves as the President of Company;

WHEREAS, Company desires to continue to employ Executive in such position(s) following the Effective Time, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of immediately prior to the Effective Time (but subject to the consummation of the Merger):

AGREEMENT

1.	Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as the President of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the “Bylaws”) or as shall be delegated or assigned to Executive by the Chief Executive Officer of Company from time to time. Executive shall carry out his responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any entity other than Company without the prior written consent of Company.

2.	Effective Date and Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence as of the date on which the Effective Time occurs (the “Effective Date”) and shall continue in effect through the third anniversary of the Effective Date, unless earlier terminated as provided herein. Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least ninety (90) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months. If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive (i.e., Executive shall be entitled to the severance/benefits set forth in Section 4.5.1). If Executive elects not to renew the Employment Period, the same shall constitute a termination of Executive’s employment and the Employment Period by Executive without Cause, and Executive shall only be entitled to the payments and benefits set forth in Section 4.5.3.

3.	Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $475,000 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures. Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board of Directors of Company (the “Board”), or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board, based on Executive’s performance during the preceding Fiscal Year. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as such base salary may be increased annually hereunder, is hereinafter referred to as the “Base Salary.”

3.2 Performance Bonus.

3.2.1 Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Board or a committee of the Board in consultation with the Chief Executive Officer, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the Board or such committee in consultation with the Chief Executive Officer. Based upon the foregoing exercise of discretion, Executive’s target Performance Bonus shall be 50% of his salary (the “Target Performance Bonus”), but may, based on performance, exceed such amount. Performances Bonuses shall be paid according the terms of the bonus plan or program in which Executive participates from time to time; provided that any Performance Bonus for the period ending on the Effective Date shall be payable in calendar year 2009.

3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1 Vacation. Executive shall be entitled to twenty (20) business days per Fiscal Year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its senior executives generally, in accordance with the general eligibility criteria therein.

3.3.3 Physical Examination. Executive shall be entitled to receive reimbursement for the cost of one general physical examination per twelve (12) month period during the term of the Agreement from a physician chosen by Executive in his reasonable discretion.

3.3.4 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.5 Indemnification. Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and directors’ and officers’ insurance coverage, to the extent made available to other senior executives, in accordance with the Bylaws and all other applicable policies and procedures of Company.

3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5 Stock Awards. Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Company and generally available to its senior executive employees. The amount of any awards made thereunder shall be in the sole discretion of the Board or a committee of the Board. The Company intends to recommend to the Compensation

Committee of the Board that Company grant to the Executive, immediately following the Effective Date, an award of Company restricted stock or restricted stock units with grant-date value of $2,000,000, which award shall vest over a four-year period, in accordance with Company’s customary vesting schedule; provided, however, that if the full amount of such equity grant (up to 20% of which grant may be made under an equity plan or program of Misys plc in accordance with the terms and provisions of such equity plan or program) has not occurred within 7 days following the Effective Date, this Agreement shall terminate and be of no further force and effect and the Prior Employment Agreement (as hereinafter defined) shall remain in effect.

3.6 Consummation and Retention Bonus.

3.6.1 On the later to occur of (i) the tenth day after the Effective Date and (ii) January 2, 2009, Company shall pay Executive a cash lump sum payment equal to $1,211,250 (the “Retention Payment”). If the Retention Payment is to be made on a date later than the tenth day after the Effective Date as provided above, within 10 days of the Effective Date Company shall establish a “rabbi trust” and deposit the amounts payable under this Section 3.6.1 into such trust, which amounts shall accumulate interest calculated at the short-term Applicable Federal Rate for the month in which the Effective Date occurs and the Retention Payment (including accumulated interest) shall be made from such trust to Executive.

3.6.2 In addition, so long as (i) Executive has remained continuously employed from the Effective Date through the first anniversary of the Effective Date, (ii) Executive’s employment is terminated by Company without Cause prior to the first anniversary of the Effective Date or (iii) Executive terminates employment for Constructive Discharge, Company shall pay Executive a cash lump sum equal to $213,750, on the tenth day after the first anniversary of the Effective Date.

3.7 Payment upon a Change of Control. So long as Executive has remained continuously employed from the Effective Date through the date of a Change of Control, (i) all unvested Company equity awards held by executive shall vest upon the Change of Control, and (ii) Company shall pay Executive, within ten (10) days following the occurrence of the Change of Control, a cash lump sum equal to the sum of Executive’s Base Salary and Target Performance Bonus. In addition, if a Change of Control occurs, and, prior to the Change of Control, Company or representatives of the third party effecting the Change of Control (as applicable) do not offer Executive a Comparable Job following the Change of Control, then, so long as Executive has remained continuously employed from the Effective Date through the date of a Change of Control, whether or not Executive continues to be employed by Company or a successor to Company following the Change of Control, Company will pay Executive, within ten (10) days following the occurrence of the Change of Control, an additional cash lump sum equal to the sum of Executive’s Base Salary and Target Performance Bonus (the “Additional Change of Control Payment”). For purposes of this Agreement, a “Comparable Job” shall mean employment following the Change of Control (i) with substantially the same duties and responsibilities as were held by Executive prior to the Change of Control (excluding, for this purpose, changes following the Change of Control (x) to Executive’s reporting responsibilities and (y) arising by reason of Company ceasing to be a public company), (ii) at the same location at which Executive provides services prior to the Change of Control or a location within fifty (50) miles of such location and (iii) at the same or increased Base Salary and Target Performance Bonus levels as were in effect prior to the Change of Control.

4.	Termination of the Services Prior To the Expiration Date.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1 Termination upon Death or Disability of Executive.

4.1.1 Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.

4.1.2 Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician of Company’s choice, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive’s shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2 Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided, however, that Executive shall have a period of ten (10) days (or such longer period not to exceed thirty (30) days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1 the willful or grossly negligent failure by Executive to perform his duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive;

4.2.2 Executive’s conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3 Executive’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company;

4.2.4 Executive’s material violation of any generally recognized policy of Company or Executive’s refusal to follow the lawful directions of the Chief Executive Officer, or Executive’s insubordination to his supervisor; or

4.2.5 Executive’s failure during the Employment Period to retain the number shares of Receiver common stock set forth in Appendix A for a period of more than 30 days.

4.3 Termination without Cause. Either party may terminate Executive’s employment and the Employment Period without Cause upon thirty (30) days’ prior written notice to the other party. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4 Termination by Executive for Constructive Discharge.

4.4.1 Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, a result of a Constructive Discharge. For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following after the Effective Time:

(i)	a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) any reduction in the Base Salary or (y) any failure to pay the Base Salary (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary, which payment is immediately made by Company upon notice from Executive);

(ii)	a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities with Company from those in effect immediately following the Effective Time (it being understood that Company will have appointed an Executive Chairman as of the Effective Time who will serve as an officer of Company and take an active role in the management and operation of Company)

(iii)	Executive has been asked to relocate his principal place of business to a location that is more than fifty (50) miles from Company’s offices located at the Merchandise Mart Plaza, Chicago, Illinois; or

(iv)	the separation from employment with Company of Glen E. Tulman prior to the 18-month anniversary of the Effective Date.

4.4.2 For purposes of this Agreement, a “Change of Control” shall mean any one of the following events following the Effective Date (it being understood that the consummation of the Merger and the other transactions contemplated by the Merger Agreement, individually or collectively, shall not constitute a Change of Control):

(i)	the date of acquisition by any person or group other than Parent or any affiliate of Parent or any subsidiary of the Company (or any employee benefit plans(or related trust) of the Company or any of its subsidiaries or Parent) acquires beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company Group’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

(ii)	the date the individuals who constitute the Board as of immediately following the Effective Time (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Time whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this Section, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act); or

(iii)	Company effects (a) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (b) a liquidation or dissolution of Company; or (c) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power;

provided, however, that in no event shall the acquisition by any person or group of the beneficial ownership of any amount of stock or voting securities of Parent (including an acquisition by a merger, reorganization or consolidation) constitute a Change of Control.

4.4.3 For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change of Control for purposes of this Agreement.

4.4.4 In the event of a Constructive Discharge, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of a Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured such Constructive Discharge within the 30-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The effective date of a Constructive Discharge shall be the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5 Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1 Termination by Company Without Cause or for Constructive Discharge. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, in each case either (x) prior to a Change of Control, or (y) after the second anniversary of a Change of Control, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Sections 4.5.2 and 4.7, below, Company shall, subject to Section 10.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)

provided such termination is after the first anniversary of the Effective Date, an amount equal to Executive’s Base Salary plus Executive’s Target Performance Bonus, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten following monthly anniversaries of such date);

(ii)	continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.2.2 for a period of twelve (12) months following the Termination Date, with Executive’s contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; and

(iii)	provided such termination is after the first anniversary of the Effective Date, upon the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition, and based on the level of performance achieved) a pro-rata portion of any unvested stock option, restricted stock, restricted stock unit or other equity award granted to Executive pursuant to Section 3.5 equal shall vest, which pro-rata portion shall be equal to (a) the number of shares of such award that would vest on the normal vesting date of such award, multiplied by (b) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or the grant date, if no portion of such award has yet vested), and the denominator of which is the number of days between the last regular vesting date (or grant date, as the case may be) and the normal vesting date.

4.5.2 Severance Upon Termination following a Change of Control. If Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3 within the period beginning on the date of a Change of Control and ending on the second anniversary of the Change of Control, then Executive shall, subject to Section 4.7, be entitled to receive the benefits described in Sections 4.5.1(ii) (but not the payments described in Section 4.5.1(i)) and a lump sum amount of cash equal to (x) the sum of (A) Executive’s Base Salary plus (B) Executive’s Target Performance Bonus minus (y) the Additional Change of Control Payment, if previously paid to Executive (or, if clause (x) minus clause (y) would produce a negative number, then the payment pursuant to this Section 4.5.2 shall be zero). Subject to Sections 10.14, the lump sum to which Executive is entitled hereunder shall be paid on the sixtieth (60th) day following the Termination Date.

4.5.3 Termination With Cause by Company or Without Constructive Discharge by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, Company shall be obligated to pay Executive (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date; and (ii) subject to Section 10.14, the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

4.5.4 Termination Upon Death or Disability. If Executive’s employment and the Employment Period is terminated because of the death or disability of Executive, Company shall, subject to Section 10.14, be obligated to pay Executive or, if applicable, Executive’s estate, the following amounts: (i) earned but unpaid Base Salary; and (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

4.6 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7 Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment, Executive shall execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company within forty-five (45) days following the Termination Date (provided, that Executive shall not be required to release any rights under this Agreement). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

5.	Noncompetition and Confidentiality.

5.1 Covenant Not to Compete. During the Employment Period and for a period of one (1) year after the expiration or earlier termination of the Employment Period, Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company or any of its Subsidiaries in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct

Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Agreement, the term “Direct Competitor” shall mean any person or entity engaged in the business of marketing or providing within the continental United States prescription products or services for pharmacy benefit management products or services, including, without limitation, (i) prepackaged prescription products or services, (ii) point of care pharmacy dispensing systems, (iii) point of care decision support software for physicians, (iv) mail service pharmacy products or services, (v) pharmaceuticals or pharmaceutical delivery systems, (vi) electronic medical record or practice management software, (vii) homecare, home health or hospice support software, and (vii) electronic processing of healthcare transactions.

5.2 No Solicitation of Employees. During the Employment Period and for a period of one (1) year following the expiration or earlier termination of the Employment Period for any reason, Executive shall not, directly or indirectly, whether for its own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent the relationship of Company or any of its Subsidiaries with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his employment or other business relationship with Company or any of its Subsidiaries. For purposes of this Section 5.2, “Employee” shall mean any person who is or was employed by Company or any of its Subsidiaries during the Employment Period; provided, however, that “Employee” shall not include any person (a) whose employment with Company or a Subsidiary of Company was terminated by Company or such Subsidiary without cause, or (b) who was not employed by Company or any of its Subsidiaries at any time during the six (6) month period immediately prior to the Termination Date.

5.3 Confidential Information. Company has advised Executive, and Executive acknowledges, that it is the policy of Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to Company and its Subsidiaries. Executive shall not at any time, directly or indirectly divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Employment Period or after the termination of the Employment Period for any reason, any Protected Information, or cause any such information of Company or any of its Subsidiaries to enter the public domain, except as required by law or court order. “Protected Information” means trade secrets, confidential and proprietary business information of Company, and any other information of Company or any of its Subsidiaries, including, without limitation, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by Company or any of its Subsidiaries and the agents or employees of any of them, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by Company or a Subsidiary (as applicable) or lawfully obtained from third parties who are not bound by a confidentiality agreement with Company or any of its Subsidiaries, is not Protected Information.

5.4 Injunctive Relief. Executive acknowledges and agrees that the restrictions imposed upon him by this Section 5 and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of Company without unduly restricting Executive’s future employment by others. Furthermore, Executive acknowledges that in view of the Protected Information of Company and its Subsidiaries which Executive has or will acquire or has or will have access to and the necessity of the restriction contained in this Section 5, any violation of the provisions of this Section 5 would cause irreparable injury to Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 5, Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Executive from committing or continuing any violation of this Section 5.

6.	Certain Additional Payments by Company.

Company agrees that:

6.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

6.2 Subject to the provisions of Section 6.3, below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Company to Executive (or to the applicable taxing authority on Executive’s behalf) within five (5) days of the receipt of the Accounting Firm’s determination or, if later, on the due date for such taxes. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 6.3, below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.

6.3 Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

6.3.1 Give Company any information reasonably requested by Company relating to such claim;

6.3.2 Take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;

6.3.3 Cooperate with Company in good faith in order effectively to contest such claim; and

6.3.4 Permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs an expenses. Without limiting the foregoing provisions of this Section 6.3, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided further, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4 If, after the receipt by Executive of an amount advanced by Company pursuant to Section 6.3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of said interest paid or credited thereon, after taxes applicable thereto) promptly pay such refund to Company. If, after the receipt by Executive of an amount advanced by Company pursuant to said Section 6.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

6.5 Subject to any earlier time limits set forth in this Section 6, all payments and reimbursements to which Executive is entitled under this Section 6 shall be paid to or on behalf of Executive not later than the end of the taxable year of Executive next following the taxable year of Executive in which Executive (or Company, on Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability, not later than the end of the taxable year of Executive next following the taxable year of Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

7.	No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

8.	Payment of Certain Expenses.

Company agrees to pay promptly as incurred and not less than on a monthly basis, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Company, Executive or others of the validity or enforceability of, or liability under, any provision of the Agreement (including as a result of any contest initiated by

Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that Company shall not be obligated to make such payment with respect to any contest in which Company prevails over Executive, and, in such case, Executive shall return to Company any payments previously paid to or on behalf of Executive.

9.	Indemnification.

To the fullest extent permitted by law, Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which Executive is made a party by reason of being an officer, director or employee of Company or any of its Subsidiaries.

10.	Miscellaneous.

10.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

10.2 No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party.

10.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.

10.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

10.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

10.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza
Suite 2024
Chicago, IL 60654
Attention: Company Secretary or General Counsel

To Executive:	At the address or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

10.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

10.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and his obligations thereto. Without limiting the generality of the preceding sentence, as of immediately prior to the Effective Time (but subject to the occurrence thereof), this Agreement shall supersede in its entirety the Employment Agreement, dated as of July 8, 2002, as amended, to which Executive and Company are parties (the “Prior Employment Agreement”), except that the provision of Section 6 of the Prior Agreement shall not be superseded and shall continue to apply in respect of the Merger, which the parties acknowledge constituted a Change of Control under the Prior Employment Agreement. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto. In the event that the transactions contemplated by the Merger Agreement shall be abandoned or otherwise terminated, (i) this Agreement shall cease to be of force or effect, and (ii) the Prior Employment Agreement shall remain in full force and effect.

10.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

10.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive relief as provided in Section 5.4), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 10.9.2.

10.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 10.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Company shall pay the costs of arbitration.

10.10 Survival. For avoidance of doubt, the provisions of Sections 4.5, 5, 8 and 9 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

10.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

10.13 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

10.14 Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 10.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” and (ii) the date of his death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) with Company.

In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

10.15 Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Time.

/s/ Lee A. Shapiro
Lee A. Shapiro

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

/s/ William J. Davis
By:	William J. Davis
Title:	CFO

EXECUTION COPY

Appendix A

Required Share Ownership

At all times during the Employment Period, Executive shall retain shares of Company common stock with a fair market value as shown in the following schedule. For this purpose, “fair market value” shall be determined on the first day of the applicable portion of the Employment Period by reference to the closing price of the Company common stock on such date as reported on the principal exchange on which the Company common stock is traded. Options to purchase Company common stock, restricted Company common stock and restricted stock units denominated in shares of Company common stock shall be included for purposes of determining whether these guidelines are satisfied, except that the fair market value with respect to an option shall be reduced by the exercise price with respect to such option. At the Company’s reasonable request, the Executive shall provide the Company with evidence to the Company’s satisfaction that the Executive is in compliance with these guidelines.

During the following portion of the Employment Period:	Fair market value to be maintained during applicable portion of the Employment Period:
From the Effective Date until the day prior to the first anniversary of the Effective Date:	100% of the Executive’s Base Salary on the Effective Date.

From the first anniversary of the Effective Date until the day prior to the second anniversary of the Effective Date:	66% of the Executive’s Base Salary on the Effective Date.

From the second anniversary of the Effective Date until the day prior to the third anniversary of the Effective Date:	33% of the Executive’s Base Salary on the Effective Date.

From and after the third anniversary of the Effective Date:	0